UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2025

VIAVI SOLUTIONS INC.
(Exact name of Registrant as Specified in Its Charter)

DELAWARE	000-22874	94-2579683
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1445 South Spectrum Blvd, Suite 102,
Chandler, Arizona 85286
(Address of principal executive offices) (Zip Code)

(408) 404-3600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	VIAV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 16, 2025 (the “Closing Date”), Viavi Solutions Inc. (the “Company”) completed its previously announced acquisition of Spirent Communications plc’s high-speed ethernet, network security and channel emulation testing business from Keysight Technologies, Inc. (the “Transaction”).  In connection with the closing of the Transaction on the Closing Date, the Company entered into a term loan credit agreement (the “Term Loan Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as agent, and the lenders party thereto. The Term Loan Credit Agreement provides for a senior secured term loan facility in an aggregate principal amount of $600 million (the “Term Loans”), which was borrowed in full at closing and which matures on October 16, 2032.  The proceeds from the Term Loans will be used to finance a portion of the Transaction and related transactions, to pay fees and expenses relating to the Transaction, the Term Loan Credit Agreement and the transactions contemplated by each of the foregoing, and for working capital and other general corporate purposes.  The obligations under the Term Loan Credit Agreement are secured by substantially all of the assets of the Company and those of its domestic subsidiaries that are guarantors under the Term Loan Credit Agreement.

Amounts outstanding under the Term Loan Credit Agreement accrue interest at a per annum rate equal to either, at the Company’s election, (i) Term SOFR plus a margin of (a) 2.50% if the Company’s first lien leverage ratio is greater than 0.90 to 1.00, or (b) 2.25% if the Company’s first lien leverage ratio is less than or equal to 0.90 to 1.00, or (ii) a specified base rate plus a margin of (a) 1.50% if the Company’s first lien leverage ratio is greater than 0.90 to 1.00 or (b) 1.25% if the Company’s first lien leverage ratio is less than or equal to 0.90 to 1.00.  The Term Loans will partially amortize in quarterly principal payments of 1.00% per annum, commencing on March 31, 2026.  The Company may, at its option, prepay the Term Loans in whole or in part at any time; provided that, if such prepayment is made on or prior to the six-month anniversary of the Closing Date in connection with certain repricing transactions or an amendment to the Term Loan Credit Agreement resulting in certain repricing transactions, the Company shall pay a 1.00% prepayment premium on such Term Loans prepaid or otherwise subject to such repricing transaction.  The Term Loans are subject to mandatory prepayment in the event of specified asset dispositions, excess cash flows and unpermitted debt issuances, in each case subject to applicable exceptions and thresholds.

The covenants of the Term Loan Credit Agreement include customary restrictive covenants that, among other things, restrict the Company’s ability to incur additional indebtedness, grant liens, make certain acquisitions, investments, asset dispositions and restricted payments, undertake fundamental changes and enter into restrictive agreements, in each case subject to certain exceptions.

The Term Loan Credit Agreement includes customary events of default, and customary rights and remedies upon the occurrence of any event of default thereunder, including rights to accelerate the loans and realize upon the collateral securing the obligations under the Term Loan Credit Agreement and any related guarantees thereof.

On the Closing Date, the Company also entered into an amendment to its existing revolving credit agreement (the “Amendment;” the credit agreement as amended by the Amendment, the “Amended ABL Credit Agreement”) with certain subsidiary borrowers party thereto, Wells Fargo as agent, and the lenders party thereto.  The Amendment decreases the size of the revolving credit facility from an aggregate principal amount of $300 million to $200 million, and extends the maturity date of the Amended ABL Credit Agreement to the earlier of October 16, 2030 and a springing maturity date 91 days prior to the maturity of certain existing notes issued by the Company.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Section 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events.

On October 16, 2025, the Company issued a press release announcing the closing of the Transaction. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated as of October 16, 2025.
104	Cover Page Interactive Data File – the cover page iXBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2025	VIAVI SOLUTIONS INC.

	By:	/s/ Oleg Khaykin
Name: Oleg Khaykin
Title: Chief Executive Officer
(Principal Executive Officer)